Exhibit 21.1

Subsidiaries

Rand Worldwide Subsidiary, Inc.

Rand Worldwide Foreign Holdings, Inc.

Rand Technologies Asia-Pacific Holdings Pte Ltd. (Singapore)

Imaginit Technologies Pty Ltd. (Australia)

Rand Technologies Pty Ltd. (Australia)

Rand A Technology Corporation (Canada)

Imaginit Technologies (S) Pte Ltd. (Singapore)

Rand Technologies (M) SDN.BHD (Malaysia)